Exhibit 10.2

Note: Do not sign and return this document to the Company. By clicking on the [“ACCEPT” box], you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and Agreement, including the Appendix. To avoid cancellation of the Option, you must provide such acceptance within ninety (90) days of the Grant Date, as set forth in Section 14 of the Option Award Terms and Conditions.

ServiceSource International, Inc.
2020 Equity Incentive Plan

Stock Option Award Agreement

Dear %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
We are pleased to inform you that ServiceSource International, Inc. (the “Company”) has granted to you an option (the “Option”) to purchase the number of shares of the Company’s Common Stock (“Shares”) indicated in this Stock Option Award Agreement (this “Agreement) at the exercise price set forth below, pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”). The grant of the Option is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Grant Date	%%OPTION_DATE%-%

Vesting Commencement Date	%%VEST_BASE_DATE%-%

Shares of Common Stock Covered by Option	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Type of Option	Non-Qualified Stock Option

Exercise Price	%%OPTION_PRICE,’$999,999,999.99’%-% per Share, which is intended to be no less than the Fair Market Value per Share on the Grant Date.

Vesting Schedule
Except as set forth below, your Option shall vest in accordance with the following schedule, subject to your continued employment or service with the Company or its Subsidiaries through each applicable vesting date.
Vesting Schedule
The Option will vest and become exercisable as to one-third (1/3rd) of the Shares covered by the Option on each of the first three (3) anniversaries of the Vesting Commencement Date.

Expiration Date	Ten (10) years from the Grant Date.

Termination of Employment or Service
Any unvested portion of the Option shall automatically be forfeited immediately upon the termination of your employment or service with the Company or its Subsidiaries for any or no reason.
Any vested portion of the Option shall expire as follows:
General
In the event of your termination of employment or service with the Company or its Subsidiaries for any reason other than death, Disability, or for Cause, the vested portion of your Option shall expire three (3) months after the last day that you are employed by, or provided services to, the Company or its Subsidiaries; provided, however, that in the event of your death during this post-termination period, those persons entitled to exercise the Option pursuant to the laws of descent and distribution shall have one (1) year following the date of your death within which to exercise the vested portion of your Option. In no event may the Option be exercised after the Expiration Date.
Death or Disability
In the event of your termination of employment or service with the Company or its Subsidiaries as a result of death or Disability, the vested portion of your Option will expire twelve (12) months after the last day that you were employed by, or provided services to, the Company or a Subsidiary. In no event may the Option be exercised after the Expiration Date.
Cause
In the event of your termination of employment or service with the Company or its Subsidiaries for Cause, the entirety of the Option, whether vested or unvested, shall automatically be forfeited immediately upon such termination.
The Administrator shall determine in its discretion whether and when your employment or service has ended, including as a result of any leave of absence.

Other Terms and Conditions	Are set forth in the accompanying Option Award Terms and Conditions and the Plan.

Online Acceptance of Stock Option Award Agreement
By your online acceptance, you and the Company agree that the Option granted hereby is granted under and governed by the terms and conditions of the Plan and of this Agreement (including the accompanying Option Award Terms and Conditions) (the “Award Documents”). You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents

Option Award Terms and Conditions

The following terms and conditions apply to the Option granted to you by the Company, as specified in the accompanying Stock Option Award Agreement (the “Award Agreement”).
1.    Award of Option. The Company has issued to you an Option covering the number of Shares set forth above in the Award Agreement, at the exercise price set forth in the Award Agreement. The Award is effective on the Grant Date and is subject to the terms and conditions set forth in the Award Agreement and these Option Award Terms and Conditions, including any special terms and conditions for your country of residence contained in the Appendix to these Option Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).
2.    Vesting. Unless otherwise provided in the Plan, your Option shall vest and become exercisable in accordance with the Vesting Schedule set forth in the Award Agreement. As the Option becomes exercisable for one or more installments, the installments shall accumulate, and the Option shall remain exercisable for the accumulated installments until the Option expires or terminates in accordance with the terms hereof or the terms of the Plan.
3.    Notice of Exercise. Your Option, to the extent vested, may be exercised on any business day on which the Company is generally open for business by delivery of written or electronic notice to an officer, employee, or agent of the Company designated by the Administrator, on a written or electronic form specified by the Company or its designated agent. The written or electronic notice shall specify the number of Shares for which the Option is exercised and shall specify the manner in which the Shares should be registered and the manner in which you are paying the exercise price and satisfying applicable tax withholding requirements. The notice of exercise will be effective when it is received. Anyone exercising the Option after your death must provide appropriate documentation to the satisfaction of the Company that the individual is entitled to exercise the Option.
4.    Payment of Exercise Price; Issuance of Shares. The exercise price may be paid as set forth in Section 6.4 of the Plan. Upon receipt of the exercise price, the Company shall issue the purchased Shares to you in the manner set forth in your notice of exercise, in written or electronic format as selected by the Administrator in its discretion.
5.    Term; Expiration Date. Your Option shall expire at 5:00 P.M. Mountain Time on the Expiration Date set forth in the Award Agreement, unless sooner terminated in accordance with the Award Agreement (such as upon your termination of employment or service) or the terms of the Plan.
6.    Investment Representations. The Administrator may require you (or your estate or heirs) to represent and warrant in writing that the individual exercising the Option is acquiring Shares for investment and without any present intention to distribute such Shares, and to make such other representations as are deemed necessary or appropriate by the Company.
7.    Stockholder Rights. You and your estate or heirs shall not have any rights as a stockholder of the Company until you become the holder of record of such Shares, and adjustments shall be made for dividends or other distributions or other rights as to which there is a record date prior to the date you become the holder of record of such Shares solely as provided in the Plan.

8.    Additional Requirements. The transfer of any Shares hereunder shall be effective only at such time as the Company shall have determined that the issuance and delivery of such Shares is in compliance with all applicable laws and the requirements of any securities exchange on which the Shares are then traded. You acknowledge that Shares acquired upon exercise of the Option may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws. In connection therewith and prior to the issuance of the Shares, you may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable laws.
9.    Tax Treatment; Section 409A. You may incur tax liability as a result of the exercise of your Option. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner and delay the payment of any amounts payable pursuant to the exercise of your Option to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 9 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.
10.    Tax Withholding. You shall make appropriate arrangements with the Company to provide for payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to your Option. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due to you, withholding from proceeds of the sale of Shares acquired upon exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent) or Share withholding as described below. Subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion, you may be permitted to satisfy the statutory withholding obligations, in whole or in part, (i) by having the Company withhold Shares otherwise issuable to you, or (ii) by delivering to the Company Shares already owned by you. The Shares delivered or withheld shall have an aggregate fair market value not in excess of the maximum statutory rates in your applicable jurisdictions. The fair market value of the Shares used to satisfy the withholding obligation shall be determined by the Company as of the date on which taxation occurs. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold Shares shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Administrator in its sole discretion deems appropriate. Further, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company (or former employer, as applicable) may be required to withhold or account for any federal, state, local or foreign taxes of any kind in more than one jurisdiction.
11.    Acknowledgements. If you reside outside the U.S., the following additional provisions shall apply:

a.the Option and the Shares subject to the Option are not intended to replace any pension rights;

b.no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your employment or service by the Company or its

Subsidiaries (whether or not in breach of employment laws in the country where you resides or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid) and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or its Subsidiaries, waive your ability, if any, to bring any such claim, and release the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

c.in the event of termination of your employment or service (regardless of the reason for such termination and whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid), your right to vest in the Option under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under employment laws in the country where you reside or are employed or provide services (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any); furthermore, in the event of termination of your employment (whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later to be found invalid), your right to exercise the Option after termination of employment or service, if any, will be measured by the date of termination of your active services and will not be extended by any notice period mandated under employment laws in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any; the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered actively providing services while on an approved leave of absence);

d.the Option and the Shares subject to the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries, and are outside the scope of your employment or service contract, if any; and

e.neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

12.    Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including E*Trade Financial Services, Inc. and the Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 12, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to, delete or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.

13.    Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Option evidenced hereby is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.    Electronic Delivery. BY YOUR ELECTRONIC ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION. If you do not accept the Award documents within ninety (90) days of the Grant Date, the Award documents will be null and void following the ninetieth (90th) day after the Grant date and you will have no right or claim to the Award.

15.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery,

e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

    16.    Amendment. Except as provided herein, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and you.

    17.    Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.

    18.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Award Documents. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision hereof, and each other provision hereof shall be severable and enforceable to the extent permitted by law.

    19.    Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

    20.    Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

    21.    Rights to Employment or Service. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the employ or service of the Company or any of its Subsidiaries and the Award Documents are limited solely to governing your rights and obligations with respect to your Option.

22.    Governing Law. The Award Documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

    23.    Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as a result of the exercise of your Option is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, your participation in the Plan and your receipt of remuneration as a result of the Option granted to you is subject in all respects to any laws, regulations or Company compensation policies related to clawback that may be in effect from time to time.

    24.    Section 409A Compliance. The Option granted hereunder are intended to be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Option granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

    25.    Disqualifying Disposition. If the Option granted hereunder is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and you dispose of any of the Shares acquired upon exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the date of exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, you shall promptly notify the Company of the dates of acquisition and disposition of such Shares, the number of Shares so disposed of, and the consideration, if any, received for such Shares.

    26.    Language. If you have received any of the Award Documents or any other document related to the Option and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

    27.    Appendix. Notwithstanding any provisions in the Award Agreement and these Option Award Terms and Conditions, the Option shall be subject to any special terms and conditions set forth in the Appendix for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix during the life of the Option, the special terms and conditions for such country shall apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with the relevant laws concerning the issuance or sale of Shares or to facilitate the administration of the Plan. The Appendix constitutes part of the Award Documents.

Appendix to the Option Award Terms and Conditions

This Appendix to the Option Award Terms and Conditions includes additional terms and conditions that govern participation in the ServiceSource International, Inc. 2020 Equity Incentive Plan (the “Plan”) if you reside in one of the countries listed herein. This Appendix forms part of the Stock Option Award Agreement (including the accompanying Option Award Terms and Conditions) (the “Award Documents”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award Documents and the Plan.

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise the Option and acquire Shares or when you subsequently sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you is currently working, transfer employment to another country after the Option is granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you.

CANADA

    Terms and Conditions

    For Participants who are directors, the following terms and conditions apply to the Award Documents and the Plan:

Termination of Continuous Status as a Director. The following provision replaces Section 11(c) of the Option Award Terms and Conditions:

Your continuous status as a director shall be considered terminated for vesting and other purposes as of the earlier of (a) the date on which your continuous status as a director is terminated; (b) the date that you receive notice of termination of your continuous status as a director from the Company; or (c) the date that you are no longer actively serving as a director of the Company, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law; the Board shall have the exclusive discretion to determine when your continuous status as a director is terminated for purposes of the Option (including whether you may still be considered to be actively serving as a director while on a leave of absence).

For Participants who are employees, the following additional terms and conditions apply to the Award Documents and Plan:

Termination of Engagement as a Service Provider. The following provision replaces Section 11(c) of the Option Award Terms and Conditions:

Your engagement as an employee or consultant shall be considered terminated for vesting and other purposes as of the earlier of (a) the date that you are terminated; (b) the date that you receive notice of termination from the Company or its Subsidiary; or (c) the date that you are no longer actively providing services to the Company or its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law; the Administrator shall have the exclusive discretion to determine when your engagement as an employee or a consultant is terminated for purposes of the Option (including whether you may still be considered to be actively providing services while on a leave of absence).

Notifications

Securities Law Information. You are permitted to sell Shares acquired under the Plan, provided that the resale of the Shares takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Shares are currently listed on the NASDAQ Global Select Market.

IRELAND

    Notifications

Director Notification Obligation. You acknowledge that if you are a director, shadow director or secretary of the Company’s Irish Subsidiary, with interest representing 1% or more of the Company’s voting share capital, you must notify the Irish Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., the Option, Shares, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of your spouse or children under the age of 18 (whose interests will be attributed to you if you are a director, shadow director or secretary).

JAPAN

    Notifications

Foreign Assets Reporting Obligation. You are required to report to the tax authorities on an annual basis the details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥100 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to your personal situation.

MALAYSIA

Notifications

Insider Trading Information. You understand that Malaysian insider-trading rules exist, which may impact your acquisition or disposal of Shares under the Plan. Under the Malaysian insider-trading rules, you are prohibited from acquiring or disposing of Shares or rights to acquire Shares (e.g., the Option) when in possession of information which is not generally available, and which you know or should know will have a material effect on the price of Shares once such information is generally available.

Director Notification Obligation. If you are a director of a Subsidiary in Malaysia, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when you receive an interest in the Company (e.g., the Option, Shares). In addition, you must notify the Malaysian Subsidiary when you sell Shares of the Company (including when you sell Shares acquired under the Plan). These notifications must be made within 14 days of acquiring or disposing of any interest in the Company.

SINGAPORE

Notifications

Director Notification Obligation. You acknowledge that if you are a director, associate director or shadow director of a Singapore Subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when you receive an interest (e.g., the Option or Shares) in the Company or any Subsidiary within two business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the Shares are sold), or (iii) becoming a director.

Securities Law Information. You understand that the Option is being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). You further understand that neither the Plan nor the Award Documents have been lodged or registered as a prospectus with the Monetary Authority of Singapore. You understand and acknowledge that the Option is subject to section 257 of the SFA and you will not be able to make any subsequent sale of Shares in Singapore, or any offer of such subsequent sale of the Shares acquired upon exercise, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Insider Trading Information. You should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singapore insider trading rules, you are prohibited from selling Shares when in possession of information which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.

UNITED KINGDOM

Terms and Conditions

For Participants who are employees, the following additional terms and conditions apply to the Award Documents and the Plan. These terms and conditions, as well as the provisions related to withholding contained in the Award Documents and the Plan, do not apply you are a consultant who is self-employed.

Tax Reporting and Payment Liability. The following provision supplements Sections 9 and 10 of the Option Award Terms and Conditions:

You agree that if the Company or its Subsidiaries do not withhold or otherwise collect the full amount of income tax that you owe due to the exercise of the Option or release, assignment or cancellation of the Option (the “Chargeable Event”) from you within ninety (90) days after the Chargeable Event or such other period as required by U.K. law (the “Due Date”), then the amount that should have been withheld or collected shall constitute a loan owed by you to the Company, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue & Customs (“HMRC”) and it will be immediately due and repayable by you and the Company and/or its Subsidiaries may recover it at any time thereafter by any of the means referred to in Section 10 of the Option Award Terms and Conditions or Section 9.1 of the Plan.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of the Exchange Act), the terms of the provision above will not apply. In the event that you are an executive officer or director and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) (including employer’s NICs, as defined below) may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or its Subsidiaries (as applicable) for the value of any employee NICs due on this additional benefit which the Company or the Subsidiaries may recover from you by any of the means referred to in Section 10 of the Option Award Terms and Conditions or Section 9.1 of the Plan.

Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or its Subsidiaries in connection with the exercise of the Option and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, you agree to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or any of its Subsidiaries. You further agree that the Company and/or its Subsidiaries may collect the Employer’s NICs from you by any of the means set forth in Section 10 of the Option Award Terms and Conditions or Section 9.1 of the Plan.

If you do not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by you and the Company or its Subsidiary, as applicable, the Company, in its sole discretion and without any liability to the Company or its Subsidiaries, may choose not to issue or deliver any shares to you upon exercise of the Option.

(Joint Election Form below)

SERVICESOURCE INTERNATIONAL, INC.
2020 EQUITY INCENTIVE PLAN

Important Note on the Joint Election to Transfer
Employer National Insurance Contributions

As a condition of participation in the ServiceSource International, Inc. 2020 Equity Incentive Plan (the “Plan”) and the Option that has been granted to you by ServiceSource International, Inc. (the “Company”), you are required to enter into a joint election to transfer to you any liability for employer national insurance contributions (the “Employer NICs”) that may arise in connection with the grant of the Option or in connection with future options granted to you by the Company under the Plan (the “Joint Election”).

If you do not agree to enter into the Joint Election, the grant of the option will be worthless and you will not be able to exercise the Option or receive any benefit in connection with the Option.

By entering into the Joint Election:

•you agree that any liability for Employer’s NICs that may arise in connection with or pursuant to the exercise of the Option (and the acquisition of Shares) or other taxable events in connection with the Option will be transferred to you; and
•you authorize the Company and/or your employer to recover an amount sufficient to cover this liability by any method set forth in the Option Agreement and/or the Joint Election.

By accepting the Option through the Company’s online acceptance procedure, you are agreeing to be bound by the terms of the Joint Election.

Please read the terms of the Joint Election carefully before accepting the Award Agreement
and the Joint Election.

Please print and keep a copy of the Joint Election
for your records.

SERVICESOURCE INTERNATIONAL, INC.
2020 EQUITY INCENTIVE PLAN

Election To Transfer the Employer's National Insurance Liability to the Employee

This Election is between:

A.The individual who has obtained authorized access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (“Awards”) pursuant to the ServiceSource International, Inc. 2020 Equity Incentive Plan (the “Plan”), and
B.ServiceSource International, Inc., with its registered offices at 707 17th Street, Suite 2500, Denver, Colorado 80202, U.S.A. (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

I.    INTRODUCTION

1.This Election relates to the employer's secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a chargeable event within paragraph 3B(1A)(a) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (“SSCBA”), including:

(a)the acquisition of securities pursuant to stock options and/or restricted stock units (within section 477(3)(a) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”));
(b)the assignment (if applicable) or release of the stock options and/or restricted stock units (within section 477(3)(b) of ITEPA);
(c)the receipt of any other benefit in money or money’s worth in connection with the stock options and/or restricted stock units (within section 477(3)(c) of ITEPA); and/or
(d)post-acquisition charges relating to shares acquired under the stock options and/or restricted stock units (within section 427 of ITEPA), each a “Chargeable Event.” This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

2.This Election applies to all Awards granted to the Employee under the Plan on or after the Grant Date up to the termination date of the Plan.
3.This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.
4.This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of

Part VII of ITEPA (employment income: securities with artificially depressed market value).

II.    THE ELECTION
    The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by clicking the [“ACCEPT” box], he or she will become personally liable for the Employer’s Liability covered by this Election.

III.    PAYMENT OF THE EMPLOYERS’ LIABILITY

1.The Employee hereby authorizes the Company and/or the Employer to collect the Employer's Liability from the Employee at any time after the Chargeable Event:

(a)by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or
(b)directly from the Employee by payment in cash or cleared funds; and/or
(c)by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or
(d)by any other means specified in the applicable award agreement.

2.The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer's Liability is received.
3.The Company agrees to remit the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days if payments are made electronically).

IV.    DURATION OF ELECTION

1.The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.
2.This Election will continue in effect until the earliest of the following:

(a)the Employee and the Company agree in writing that it should cease to have effect;
(b)on the date the Company serves written notice on the Employee terminating its effect;
(c)on the date HM Revenue & Customs withdraws approval of this Election; or
(d)after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the [“ACCEPT” box], the Employee agrees to be bound by the terms of this Election.

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

SSI Europe UK Limited

Registered Office:	5 New Street Square, London, United Kingdom, EC4A 3TW

Company Registration Number:	7253138

Corporation Tax District:	CT Operations (Large & Complex CRM) 16 North Government Buildings Ty Glas Llanishen Cardiff CF14 5FP

Corporation Tax Reference:	42508 00092

PAYE District:	Customer Operations Employer Office BP4009 Chillingham House Benton Park View Newcastle upon Tyne NE98 1ZZ

PAYE Reference:	083/WA49060